Exhibit 99.1

Brian K. Finneran, Chief Financial Officer                             1/22/04
bfinneran@statebankofli.com                                   (516) 465 - 2251
---------------------------


   State Bancorp, Inc. Reports 33rd Consecutive Year of Record Earnings Growth
                        Earnings Per Share Improves By 7%
   ---------------------------------------------------------------------------


New Hyde Park, N.Y., January 22, 2004 - The Board of Directors of State Bancorp, Inc., parent company of State Bank of Long Island, today reported earnings for the year ended December 31, 2003 of $12.0 million, representing a 6.3% increase over the comparable 2002 period.

Basic earnings per common share were $1.42 in 2003, an increase of 6.8%, versus $1.33 a year ago. Fully diluted earnings per common share were $1.38 and $1.31, respectively, for the same periods. All per share amounts appearing in the release have been restated to reflect a 5% stock dividend paid on July 11, 2003. The Company's returns on average assets and stockholders' equity were 0.89% and 13.18% in 2003 and 0.95% and 13.66% in 2002, respectively.

The Company also reported $2.4 million in net income for the fourth quarter of 2003, a decline of 22.2% versus 2002. Basic earnings per common share were $0.28 in 2003 versus $0.37 in 2002 while fully diluted earnings per common share were $0.27 in 2003 and $0.36 a year ago. The Company's fourth quarter returns on average assets were 0.70% and 0.94% in 2003 and 2002, respectively, while returns on average stockholders' equity amounted to 10.30% and 14.00% for the same periods.


Earnings Summary for the Year Ended December 31, 2003
-----------------------------------------------------

Earnings for 2003 improved by 6.3% when compared to 2002 due to growth in net security gains and higher levels of net interest income (up 2.4%) and other operating income (up 29.3%). Net securities gains totaled $5.8 million
(approximately  $3.7  million  after  taxes)  during 2003  versus  $1.7  million
(approximately $1.1 million after taxes) a year ago. Net interest income increased by $1.3 million to $53.1 million as the result of a 12.3% increase in average interest-earning assets, primarily loans and taxable investment securities. Growth in commercial loans, commercial mortgages, leases and consumer loans resulted in a $68 million or 11.7% increase in average loans outstanding during 2003 versus 2002. The expansion of the investment portfolio during 2003 resulted from growth in Government Agency securities (up $41 million, on average) and mortgage-backed securities (up $23 million, on average) somewhat offset by a continued reduction in exposure to lower-yielding, short-term local municipal paper. Funding the growth in assets was a 14.6% increase in average deposits; principally low-cost core deposit balances (demand, savings, money market and NOW deposits) which rose by $251 million or 41.1% in 2003. Total core deposit balances, which have increased by approximately 90% during the past two years and now fund 68% of the Company's interest-earning assets, provide low-cost funding (average cost of 51 basis points in 2003) that has allowed the Company to reduce its dependence on high-cost borrowed funds. The Company's net interest margin was 4.31% during 2003, below the 4.77% recorded a year ago.

The provision for probable loan losses increased by 10.5% to $3.9 million during 2003, principally in recognition of the aforementioned growth in the loan portfolio.

Noninterest income increased by 104.2% to $9.1 million principally the result of growth in net security gains. Other operating income increased by 29.3% as the result of growth in residential mortgage loan sale fees, Letter of Credit fees, annuity commissions and cash management fees. Service charges on deposit accounts improved by 9.4% due to higher overdraft fees.

Net security gains amounted to $5.8 million in 2003 versus $1.7 million in 2002. Sales of mortgage-backed securities, callable Agency paper and long-term municipal notes during 2003 produced these gains. Management will continue to closely monitor the fixed income markets during 2004 to take advantage of additional opportunities that may arise due to any further interest rate volatility.

Total operating expenses increased by 9.6% to $41.1 million during 2003 when compared to last year. The principal reasons for this increase were growth in salaries and benefits expenses, occupancy costs, equipment expenses, legal expenses and credit and collection costs. Legal expenses increased by $316 thousand during 2003, the result of the ongoing litigation related to our relationship with Island Mortgage Network, a former deposit customer, and its affiliates ("IMN"), as previously disclosed in the Company's filings with the Securities and Exchange Commission. The Company continues to defend the
remaining  IMN  lawsuits  vigorously,   and  management  believes  that  it  has
substantial defenses to the claims that have been asserted; however, the ultimate outcome of these lawsuits cannot be predicted with certainty. The Company will incur additional costs, not quantifiable at this time, related to the IMN litigations during 2004. The increase in salaries and benefits costs was the result of additions to staff and salary adjustments coupled with higher benefit costs during 2003. The growth in occupancy expense was due to the expanded branch network and additional leased space for the Company's support areas undertaken in May 2002, coupled with higher real estate taxes and utility costs. Equipment expenses rose as the result of higher depreciation costs related to additional property, plant and equipment purchased during the past year. Other operating expenses also grew from year to year, increasing by 6.9% during 2003 to $7.7 million. This increase is the result of growth in several expense categories, most notably loan collection expenses, meetings and seminars and audit and examination costs. Somewhat offsetting the foregoing was a decline in marketing expenses of $708 thousand during 2003. The foregoing expense factors resulted in an operating efficiency ratio of 70.7% in 2003 versus 66.0% in 2002.

Income tax expense rose by $1.2 million in 2003 resulting in an increase in the Company's effective tax rate to 30.4% from 26.3% a year ago.

Commenting on the 2003 performance, Chairman and CEO Thomas F. Goldrick stated, "We are very pleased to report the Company's thirty-third consecutive year of record earnings growth during 2003. This is a record that we are all extremely proud of given the very difficult interest rate environment of the past twenty-four months and the ongoing IMN litigation. Our earnings have grown as the result of excellent core deposit growth generated through the Company's branch network, the continued expansion of the loan and lease portfolio, and the relatively stable net interest margin that we have been able to maintain despite several interest rate cuts during the past two years. We are hopeful that we will be able to continue this growth trend in 2004 despite the economic challenges we continue to face on both the local and national levels."


Earnings Summary for the Quarter Ended December 31, 2003
--------------------------------------------------------

Net income declined by 22.2% during the fourth quarter of 2003 versus 2002 as the result of a decline in net interest income due to a narrowing of the Company's net interest margin coupled with an increase in the provision for probable loan losses (up 19.7%), higher operating expenses, net security losses in 2003 versus net gains in 2002 and a higher effective income tax rate in 2003. Partially offsetting these negative factors were lower legal expenses and improvements in service charges on deposits and other operating income. Net interest income declined by 3.0% due to a 34 basis point narrowing of the Company's net interest margin to 4.24% during the fourth quarter of 2003. Growth in average interest-earning assets of 3.8%, principally driven by loan growth of 14.7%, was offset by the lower interest rate environment. The fourth quarter provision for probable loan losses increased by $162 thousand while total operating expenses grew at a rate of 2.2% versus 2002. Growth in salaries, occupancy and other operating costs were partially offset by lower legal, equipment and marketing expenses. Legal expenses incurred in connection with the IMN litigation declined by $940 thousand versus 2002 due, in part, to an insurance reimbursement. The Company's effective tax rate increased to 30.4% during the fourth quarter of 2003 from 28.2% a year ago. Other operating income, primarily due to higher annuity commissions, letter of credit fees, sweep account income and fees related to the sale of residential mortgages, improved by 31.0% while service charges on deposit accounts grew by 26.2% versus 2002.


Allowance for Probable Loan Losses
----------------------------------

As of December 31, 2003, the Company's allowance for probable loan losses amounted to $11 million or 1.51% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.62% at December 31, 2002 and 1.68% at December 30, 2001.

Net charge-offs for the full year and fourth quarter of 2003 were $3.2 million and $848 thousand, respectively versus $2.8 million and $929 thousand in 2002. As a percentage of average total loans outstanding, these charge-off totals represented 0.50% in the full year period and 0.49% in the fourth quarter of 2003 and 0.47% and 0.61%, respectively, in the comparable 2002 periods. Due to the uncertain nature of the current economy, management anticipates further loan charge-offs during 2004.


Nonperforming Assets
--------------------

Nonperforming assets, defined by the Company as nonaccrual loans and other real estate owned, amounted to $11 million at December 31, 2003. Nonaccrual loans were $9 million (1.22% of total loans outstanding) at year-end 2003, $6 million (1.02% of total loans) at December 31, 2002 and $9 million (1.62% of total loans) at December 31, 2001. The increase in nonperforming assets versus the comparable 2002 period resulted largely from the addition of one large commercial credit ($3 million) to other real estate owned during the third quarter of 2003. Management of the Company expects to dispose of this property within six months with no material impact on the consolidated financial statements.


Capital
-------


Total stockholders' equity was $95 million at December 31, 2003, up 8.0% when compared to the comparable 2002 date. During the fourth quarter of 2003, the Company raised an additional $10 million from its participation in a pooled trust preferred securities offering. The trust preferred securities qualify as Tier I capital for regulatory capital purposes. The securities bear an interest rate tied to three-month LIBOR and are redeemable by the Company in whole or in part after five years or earlier under certain circumstances. During 2003, the weighted average rate on the Company's $20 million in trust preferred securities outstanding was 4.72%.

State Bancorp, Inc.'s Tier I leverage ratio was 8.08% and 6.95% at December 31, 2003 and 2002, respectively. This ratio is well in excess of current regulatory guidelines for a well-capitalized institution. The Company's Tier I and Total Risk-Based capital ratios were 12.26% and 13.46%, respectively, at year-end 2003.

During 2003, the Company distributed $4.6 million in cash dividends on its common stock, representing a payout ratio of 38.7%.

The Company's stock repurchase program expended $1.0 million in 2003 to repurchase 54,041 shares at an average cost of $19.19 per share. Since 1998, a total of 837,858 shares of Company stock have been repurchased at an average cost of $16.09 per share. Under the Board of Directors' existing authorization, an additional 162,142 shares may be repurchased from time to time as conditions warrant.


Corporate Information
---------------------

State Bancorp's primary subsidiary, State Bank of Long Island, is the largest independent commercial bank headquartered in Nassau County. In addition to its fifteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank.

Ranking historically among the highest performing bank holding companies in New York State, State Bancorp, Inc. has a consistent track record of measured, orderly growth, and has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area.

State Bancorp, Inc.'s common stock trades under the symbol STB on the American Stock Exchange. The Company is included in the Russell 2000 index, a leading benchmark of small-cap stocks compiled by the Frank Russell Company, one of the world's leading investment management and advisory firms. The

Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.


Forward-Looking Statements and Risk Factors
-------------------------------------------

This news release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for State Bancorp, Inc. The words "expects," "believes," "anticipates" and other similar expressions are intended to identify forward-looking statements. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, but are not limited to, the following: (1) general economic conditions, (2) competitive pressure among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand,
(6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting State Bancorp, Inc.'s operations, pricing, products and services. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial
and      business      information       regarding      the      Company      at
www.statebankofli.com/corporate. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.



Financial Highlights Follow

--------------------------------------------------------------------------------------------------------
STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 (UNAUDITED)
--------------------------------------------------------------------------------------------------------




                                                              ---------------------------------   ----------------------------------
                                                                        THREE MONTHS                        TWELVE MONTHS
                                                              ---------------------------------   ----------------------------------

                                                              ---------------   ---------------   ---------------   ----------------
                                                                   2003              2002              2003              2002

----------------------------------------------------------    ---------------   ---------------   ---------------   ----------------
INTEREST INCOME:
----------------------------------------------------------


LOANS                                                            $11,384,974       $10,944,115       $44,401,518        $43,491,358
FEDERAL FUNDS SOLD AND SECURITIES
 PURCHASED UNDER AGREEMENTS TO RESELL                                 63,219            62,213           444,902            532,335
SECURITIES HELD TO MATURITY AND
 SECURITIES AVAILABLE FOR SALE:
   STATES AND POLITICAL SUBDIVISIONS                                 682,791           937,161         3,029,829          3,620,202
   MORTGAGE-BACKED SECURITIES                                      1,976,054         3,032,734         8,201,341         11,771,292
   GOVERNMENT AGENCY SECURITIES                                    1,294,272         2,068,749         7,109,489          6,585,093
   OTHER                                                             384,045           372,297         1,495,797          1,132,164

                                                              ---------------   ---------------   ---------------   ----------------
TOTAL INTEREST INCOME                                             15,785,355        17,417,269        64,682,876         67,132,444
                                                              ---------------   ---------------   ---------------   ----------------



----------------------------------------------------------------
INTEREST EXPENSE:
----------------------------------------------------------------


TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE                     460,126         1,089,474         2,469,498          5,247,854
OTHER DEPOSITS AND TEMPORARY BORROWINGS                            1,870,199         2,513,821         8,497,565          9,886,464
GUARANTEED PREFERRED BENEFICIAL INTEREST
IN SUBORDINATED DEBT                                                 153,375           104,989           567,914            104,989
                                                              ---------------   ---------------   ---------------   ----------------

TOTAL INTEREST EXPENSE                                             2,483,700         3,708,284        11,534,977         15,239,307
                                                              ---------------   ---------------   ---------------   ----------------


NET INTEREST INCOME                                               13,301,655        13,708,985        53,147,899         51,893,137
PROVISION FOR PROBABLE LOAN LOSSES                                   983,751           822,000         3,935,004          3,560,000

                                                              ---------------   ---------------   ---------------   ----------------
NET INTEREST INCOME AFTER PROVISION
 FOR PROBABLE LOAN LOSSES                                         12,317,904        12,886,985        49,212,895         48,333,137
                                                              ---------------   ---------------   ---------------   ----------------



----------------------------------------------------------------
NONINTEREST INCOME:
----------------------------------------------------------------


SERVICE CHARGES ON DEPOSIT ACCOUNTS                                  459,173           363,869         1,617,718          1,478,932
NET SECURITY (LOSSES) GAINS                                          (21,433)          241,297         5,841,972          1,696,450
OTHER OPERATING INCOME                                               410,185           313,128         1,683,233          1,302,233
                                                              ---------------   ---------------   ---------------   ----------------

TOTAL NONINTEREST INCOME                                             847,925           918,294         9,142,923          4,477,615

                                                              ---------------   ---------------   ---------------   ----------------

INCOME BEFORE OPERATING EXPENSES                                  13,165,829        13,805,279        58,355,818         52,810,752
                                                              ---------------   ---------------   ---------------   ----------------



----------------------------------------------------------------
OPERATING EXPENSES:
----------------------------------------------------------------


SALARIES  AND  OTHER  EMPLOYEE  BENEFITS                           5,998,184         4,888,715        22,691,938         19,917,969
OCCUPANCY                                                            992,274           889,561         3,852,847          3,312,111
EQUIPMENT                                                            349,377           370,141         1,560,448          1,366,314
LEGAL                                                               (120,295)          819,453         3,862,538          3,546,470
MARKETING AND ADVERTISING                                            457,168           747,246         1,415,725          2,123,772
OTHER  OPERATING  EXPENSES                                         2,019,780         1,769,451         7,705,585          7,210,726
                                                              ---------------   ---------------   ---------------   ----------------

TOTAL OPERATING EXPENSES                                           9,696,488         9,484,567        41,089,081         37,477,362
                                                              ---------------   ---------------   ---------------   ----------------


INCOME BEFORE INCOME TAXES                                         3,469,341         4,320,712        17,266,737         15,333,390
PROVISION FOR INCOME TAXES                                         1,056,336         1,220,203         5,251,564          4,030,779


------------------------------------------------------------  ---------------   ---------------   ---------------   ----------------
NET INCOME                                                        $2,413,005        $3,100,509       $12,015,173        $11,302,611
------------------------------------------------------------  ===============   ===============   ===============   ================



-------------------------------------------------------------------------------------------
STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002 (UNAUDITED)
-------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------
ASSETS:                                                                                       2003                      2002
-----------------------------------------------------------------------------           ------------------        ------------------

CASH AND DUE FROM BANKS                                                                       $56,762,269               $50,586,855
SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL                                                91,000,000                48,000,000
                                                                                        ------------------        ------------------
TOTAL CASH AND CASH EQUIVALENTS                                                               147,762,269                98,586,855

SECURITIES HELD TO MATURITY (ESTIMATED FAIR VALUE -
    $55,231,959 IN 2003 AND $26,713,300 IN 2002)                                               55,065,400                26,711,314
SECURITIES AVAILABLE FOR SALE  - AT ESTIMATED FAIR VALUE                                      511,964,686               582,899,187
                                                                                        ------------------        ------------------
TOTAL SECURITIES                                                                              567,030,086               609,610,501

LOANS (NET OF ALLOWANCE FOR PROBABLE LOAN LOSSES
  OF $10,732,078 IN 2003 AND $10,045,516 IN 2002)                                             700,484,056               610,338,357
BANK PREMISES AND EQUIPMENT - NET                                                               7,083,848                 7,879,767
NET RECEIVABLE - SECURITIES SALES                                                                       -                14,173,044
OTHER ASSETS                                                                                   18,640,104                21,693,660

                                                                                        ------------------        ------------------
-----------------------------------------------------------------------------
TOTAL ASSETS                                                                               $1,441,000,363            $1,362,282,184
-----------------------------------------------------------------------------           ==================        ==================


-----------------------------------------------------------------------------
LIABILITIES:
-----------------------------------------------------------------------------
DEPOSITS:
  DEMAND                                                                                     $265,691,712              $215,876,137
  SAVINGS                                                                                     688,717,586               498,767,318
  TIME                                                                                        261,877,605               432,383,053
                                                                                        ------------------        ------------------
TOTAL DEPOSITS                                                                              1,216,286,903             1,147,026,508

FEDERAL FUNDS PURCHASED                                                                        10,000,000                 4,800,000
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE                                                 31,601,147                49,983,000
OTHER BORROWINGS                                                                               50,714,149                52,665,644
GUARANTEED PREFERRED BENEFICIAL INTEREST
IN SUBORDINATED DEBT                                                                           20,000,000                10,000,000
NET PAYABLE - SECURITIES PURCHASES                                                              8,612,652                 2,009,000
ACCRUED EXPENSES, TAXES AND OTHER LIABILITIES                                                   9,073,990                 8,115,401

                                                                                        ------------------        ------------------
-----------------------------------------------------------------------------
TOTAL LIABILITIES                                                                           1,346,288,841             1,274,599,553
-----------------------------------------------------------------------------           ------------------        ------------------

COMMITMENTS AND CONTINGENT LIABILITIES

-----------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:
-----------------------------------------------------------------------------
PREFERRED STOCK, $.01 PAR VALUE, AUTHORIZED
  250,000 SHARES                                                                                        -                         -
COMMON STOCK, $5.00 PAR VALUE, AUTHORIZED
  20,000,000 SHARES; ISSUED 9,377,955 SHARES IN 2003
  AND 9,201,863 SHARES IN 2002; OUTSTANDING 8,540,097
  SHARES IN 2003 AND 8,378,855 SHARES IN 2002                                                  46,889,775                43,818,395
SURPLUS                                                                                        53,544,877                45,714,829
RETAINED EARNINGS                                                                               5,189,907                 5,419,517
TREASURY STOCK (837,858 SHARES IN 2003
  AND 783,817 SHARES IN 2002)                                                                 (13,481,356)              (12,444,116)
ACCUMULATED OTHER COMPREHENSIVE INCOME,
  NET OF TAXES                                                                                  2,568,319                 5,218,101
UNEARNED COMPENSATION                                                                                   -                   (44,095)

                                                                                         -----------------        ------------------
-----------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                     94,711,522                87,682,631
-----------------------------------------------------------------------------           ------------------        ------------------

-----------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                 $1,441,000,363            $1,362,282,184
-----------------------------------------------------------------------------           ==================        ==================

---------------------------------------------------------------------------------------------
STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002 (UNAUDITED) (In
thousands, except share and per share data)
---------------------------------------------------------------------------------------------




                                                                        ---------------------------      ---------------------------

                                                                               THREE MONTHS                    TWELVE MONTHS
                                                                        ---------------------------      ---------------------------



                                                                        ------------   ------------      ------------   ------------
                                                                           2003           2002              2003           2002
                                                                        ------------   ------------      ------------   ------------




--------------------------------------------------------------------
SELECTED AVERAGE BALANCES:
--------------------------------------------------------------------


TOTAL ASSETS                                                            $1,359,493     $1,304,364        $1,355,388     $1,192,994
LOANS - NET OF UNEARNED INCOME                                             692,182        603,408           652,239        583,810
INVESTMENT SECURITIES                                                      560,746        610,052           577,517        514,491
DEPOSITS                                                                 1,176,947      1,112,942         1,167,040      1,018,599
STOCKHOLDERS' EQUITY                                                        92,961         87,878            91,155         82,767



--------------------------------------------------------------------
FINANCIAL PERFORMANCE RATIOS:
--------------------------------------------------------------------


RETURN ON AVERAGE ASSETS                                                      0.70 %         0.94 %            0.89 %         0.95 %
RETURN ON AVERAGE STOCKHOLDERS' EQUITY                                       10.30          14.00             13.18          13.66
NET INTEREST MARGIN (FTE)                                                     4.24           4.58              4.31           4.77
OPERATING EFFICIENCY RATIO                                                   66.65          63.50             70.66          66.01
TIER  I  LEVERAGE RATIO                                                       8.08           6.95              8.08           6.95



--------------------------------------------------------------------
ASSET QUALITY SUMMARY:
--------------------------------------------------------------------


NONACCRUAL LOANS                                                            $8,666         $6,317            $8,666         $6,317
OTHER REAL ESTATE OWNED                                                      2,697              -             2,697              -

                                                                       ------------   ------------      ------------   ------------
TOTAL NONPERFORMING ASSETS                                                 $11,363         $6,317           $11,363         $6,317
                                                                       ============   ============      ============   ============


NONACCRUAL LOANS/TOTAL LOANS                                                  1.22 %         1.02 %            1.22 %         1.02 %
ALLOWANCE FOR PROBABLE LOAN LOSSES/NONACCRUAL LOANS                         123.84 %       159.02 %          123.84 %       159.02 %
ALLOWANCE FOR PROBABLE LOAN LOSSES/TOTAL LOANS                                1.51 %         1.62 %            1.51 %         1.62 %
NET CHARGE-OFFS                                                               $848           $929            $3,248         $2,770
NET CHARGE-OFFS (ANNUALIZED)/AVERAGE LOANS                                    0.49 %         0.61 %            0.50 %         0.47 %



--------------------------------------------------------------------
COMMON SHARE DATA:
--------------------------------------------------------------------


AVERAGE COMMON SHARES OUTSTANDING *                                      8,535,900      8,421,394         8,475,345      8,501,104
PERIOD-END COMMON SHARES OUTSTANDING *                                   8,540,097      8,378,855         8,540,097      8,378,855
BASIC EARNINGS PER COMMON SHARE *                                            $0.28          $0.37             $1.42          $1.33
DILUTED EARNINGS PER COMMON SHARE *                                          $0.27          $0.36             $1.38          $1.31
BOOK VALUE PER SHARE *                                                      $11.09         $10.46            $11.09         $10.46
CASH DIVIDENDS PER SHARE *                                                   $0.14          $0.13             $0.55          $0.52
DIVIDEND PAYOUT RATIO                                                         49.6 %         35.9 %            38.7 %         39.1 %



* Prior period data has been restated to give retroactive effect to a 5% stock dividend paid on July 11, 2003.
